Exhibit 10.4

AMENDMENT TO THE MANAGEMENT INCENTIVE PLAN

OF MILLIPORE CORPORATION (dated February 17, 2000)

WHEREAS Millipore Corporation (the “Company”) maintains the Management Incentive Plan, dated February 17, 2000 (the “Plan”);

WHEREAS, pursuant to the General Terms and Conditions of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan, subject to certain exceptions not relevant hereto;

WHEREAS, on or about December 8, 2005, the Company authorized and directed the Management Development and Compensation Committee (the “Committee”) to review and approve such technical and operational amendments (if any) to those plans, agreements and arrangements of the Company which may be “deferred compensation plans” within the meaning of Section 409A of the Internal Revenue of 1986, as amended from time to time, and the regulations thereunder as in effect from time to time (“Section 409A”);

WHEREAS, the Committee has considered the proposed amendment and wishes to adopt the amendment in order to exempt the Plan from Section 409A;

NOW, THEREFORE, the Plan is hereby amended, effective on the date hereof, as follows:

1. The following language shall be inserted as the new third paragraph under “Awards”:

In all events, payment of awards shall occur no later than March 15 of the calendar year immediately following the end of the annual plan year to which the awards relate.

2. Full Force and Effect. Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with the terms thereof.

3. Governing Law. The validity, interpretation, construction, performance and enforcement of these amendments shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

IN WITNESS THEREOF, the Company has caused this amendment to be executed this 22nd day of October, 2008.

MILLIPORE CORPORATION

By:	/s/ Jeffrey Rudin
Jeffrey Rudin
Vice President, General Counsel